EXHIBIT 99.1

MARKEL CORPORATION 4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen, VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL COMMENTS ON THIRD QUARTER HURRICANE AND

INVESTMENT LOSSES

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, October 9, 2008 — Markel Corporation (NYSE – MKL) reported today that it estimates net losses, including reinstatement premiums, from Hurricanes Gustav and Ike will range from $100 million to $125 million on a pre-tax basis, which will add approximately 5 to 6 points to the Company’s annual combined ratio. The Company’s estimate of hurricane losses is based on claims received to date and detailed policy level reviews. The Company’s estimate is preliminary and dependent on broad assumptions about coverage, liability and reinsurance. Accordingly, the Company’s actual ultimate net loss from these two events may differ materially from this preliminary estimate.

For the quarter ended September 30, 2008, the Company also reported estimated realized investment losses of $116 million, of which approximately $75 million related to sales of fixed maturities issued by Lehman Brothers Holdings, Inc. and Washington Mutual, Inc. The remainder of the losses related primarily to write downs for other-than-temporary declines in fair value of various fixed maturities and preferred equity holdings in Fannie Mae and Freddie Mac.

Net unrealized investment gains, net of taxes, at September 30, 2008 are estimated to have decreased to $110 million from $158 million at June 30, 2008.

For the third quarter of 2008, the Company’s realized investment losses and pre-tax decrease in net unrealized investment gains are estimated to total $190 million, which represents less than 3% of the Company’s $7.5 billion of invested assets at June 30, 2008.

Further discussion of these matters and other third quarter results will be included in the Company’s quarterly report on Form 10-Q, which is expected to be available on November 4, 2008.

This release contains statements concerning or incorporating expectations, assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that may cause actual results to differ are presented with the forward-looking statements themselves. Hurricane loss estimates are based on currently available information related to covered exposures and assumptions about how coverage applies. As actual losses are reported, claims are adjusted and coverage issues are resolved, hurricane losses may change significantly. Additional factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” or “Safe Harbor and Cautionary Statement” in the Company’s most recent reports on Forms 10-K and 10-Q. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.